ATLANTIC AMERICAN CORPORATION REPORTS
FOURTH QUARTER AND YEAR END RESULTS FOR 2012

●	Full year operating earnings up 10.9% from $3.3 million in 2011 to $3.6 million in 2012
●	Net income up 34.8% from $3.3 million in 2011 to $4.4 million in 2012
●	Full year diluted earnings per share up 50% from $0.12 in 2011 to $0.18 in 2012
●	Book value per share up 10.7% from $4.20 at December 31, 2011 to $4.65 at December 31, 2012
●	Full year life and health premium revenue up 27.6% from $70.0 million in 2011 to $89.3 million in 2012

ATLANTA, Georgia, March 26, 2013 - Atlantic American Corporation (Nasdaq- AAME) today reported its results for the fourth quarter and year ended December 31, 2012.  For the fourth quarter ended December 31, 2012, the Company reported net income of $0.9 million, or $0.04 per diluted share, consistent with that of the fourth quarter of 2011.  Operating income (income before income taxes and realized investment gains/losses) was $1.5 million for the quarter ended December 31, 2012; likewise consistent with the fourth quarter of 2011.  Premiums for the fourth quarter of 2012 increased 12.0% to $32.1 million compared to $28.6 million for the fourth quarter of 2011, as premiums in the life and health operations increased by $4.1 million, or 21.5%.

Atlantic American reported net income for the year ended December 31, 2012 of $4.4 million, or $0.18 per diluted share, as compared to net income of $3.3 million, or $0.12 per diluted share, for the year ended December 31, 2011.  Operating income increased 10.9% to $3.6 million for the year ended December 31, 2012 as compared to $3.3 million for the year ended December 31, 2011.  Total premiums during 2012 increased 17.9% to $126.7 million from 2011 premiums of $107.5 million, as premiums in the life and health operations increased 27.6%, or $19.3 million, in 2012 as compared to 2011, while premiums in the property and casualty operations decreased nominally in that same period.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “The recently completed 2012 year was an outstanding year for Atlantic American.  Our premium growth, particularly in our life and health operations, was unprecedented.  We completed our first year of targeted television advertising and we remain actively committed to expanding our other social media initiatives.  Our A.M. Best rating for Bankers Fidelity, our life and health company, was raised to an A-.  And the focused efforts of our agents and employees resulted in solid increases not only in our operating results but in our bottom line net income.  Reflecting our confidence in not only the current operations but also the future, we completed the year by declaring and paying a special dividend of $0.05 per share in addition to our regular annual $0.02 per share dividend.  We continue to be excited by the future prospects for Atlantic American.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company.

Note regarding forward-looking statements:  This news release contains forward-looking statements subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among other things, our future strategies, operating or financial performance.  Forward looking statements are based on management’s assumptions regarding, among other things, general economic and industry-specific business conditions, as well as the execution of our business strategy.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
John G. Sample, Jr.	Hilton H. Howell, Jr.
Senior Vice President and Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5501	404-266-5505

Atlantic American Corporation
Financial Data

	Three months ended		Year ended
	December 31,		December 31,
(Unaudited; In thousands, except per share data)	2012	2011	2012	2011

Insurance premiums
Life and health	$ 23,458	$ 19,314	$ 89,272	$ 69,957
Property and casualty	8,631	9,327	37,471	37,514
Investment income	2,886	2,675	11,504	10,587
Realized investment gains (losses), net	6	(947)	1,434	27
Other income	41	35	147	247

Total revenue	35,022	30,404	139,828	118,332

Insurance benefits and losses incurred
Life and health	15,652	12,914	62,480	49,404
Property and casualty	6,109	6,547	27,337	24,210
Commissions and underwriting expenses	8,512	7,344	32,477	29,536
Interest expense	655	659	2,632	2,599
Other	2,542	2,353	9,820	9,268

Total benefits and expenses	33,470	29,817	134,746	115,017

Income before income taxes	1,552	587	5,082	3,315

Income tax expense (benefit)	638	(338)	646	25

Net income	$ 914	$ 925	$ 4,436	$ 3,290

Basic earnings per common share	$ 0.04	$ 0.04	$ 0.19	$ 0.13

Diluted earnings per common share	$ 0.04	$ 0.04	$ 0.18	$ 0.12

Reconciliation of Net Income to non-GAAP Measurement

Net income	$ 914	$ 925	$ 4,436	$ 3,290
Income tax expense (benefit)	638	(338)	646	25
Realized investment (gains) losses, net	(6)	947	(1,434)	(27)

Operating income	$ 1,546	$ 1,534	$ 3,648	$ 3,288

	December 31,	December 31,
Selected Balance Sheet Data	2012	2011

Total cash and investments	$ 265,843	$ 251,070
Insurance subsidiaries	236,934	222,925
Parent and other	28,909	28,145
Total assets	320,177	302,125
Insurance reserves and policyholder funds	154,558	147,194
Debt	41,238	41,238
Total shareholders' equity	105,736	96,277
Book value per common share	4.65	4.20
Statutory capital and surplus
Life and health	33,059	32,087
Property and casualty	36,947	37,988